As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YELLOW ROADWAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Officer)	(Zip Code)

Yellow Corporation 2002 Stock Option and Share Award Plan

(Full title of the plans)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $1.00 per share	100,000 shares (2)	$52.84	$5,284,000	$353.91(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a share of Common Stock as reported by the NASDAQ Stock Market on May 10, 2005.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Also includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the plan.
(3)	In accordance with Rule 457, the registration fees associated with an aggregate amount of 100,000 shares of Yellow Roadway Corporation common stock previously registered under the Roadway LLC 401(k) Stock Savings Plan, on Registration Statement No. 333-111499 filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2003, are being carried forward from such Registration Statement. In connection with Registration Statement No. 333-111499, registration fees of $268.02, were previously paid with respect to the 100,000 shares being registered hereunder, and pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the registrant has carried forward such registration fees. As a result of the carry forward, the registration fee of $621.93 has been reduced by $268.02, and the registration fee paid with this filing reflects the reduction for the fee carry forward.

Concurrently with its filing of this registration statement, the registrant is filing a post-effective amendment to Registration Statement No. 333-111499 to deregister 100,000 shares of the 1,000,000 shares of Common Stock registered under the Roadway LLC 401(k) Stock Savings Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement incorporates by reference the Yellow Corporation Registration Statement on Form S-8, Registration No. 333-88268.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 12, 2005.

Yellow Roadway Corporation

By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Barger, Jr., Todd G. Hacker and Daniel J. Churay, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of May, 2005.

Signature	Title
/S/ WILLIAM D. ZOLLARS	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)
William D. Zollars

/S/ DONALD G. BARGER, JR.	Senior Vice President and Chief Financial Officer (principal financial officer)

Donald G. Barger, Jr.

/S/ BHADRESH SUTARIA	Vice President – Controller and Chief Accounting Officer (principal accounting officer)
Bhadresh Sutaria

/S/ CASSANDRA C. CARR	Director
Cassandra C. Carr

/S/ HOWARD M. DEAN	Director
Howard M. Dean

/S/ FRANK P. DOYLE	Director
Frank P. Doyle
Director
Dennis E. Foster

/S/ JOHN F. FIEDLER	Director
John F. Fiedler

/S/ JOHN C. MCKELVEY	Director
John C. McKelvey

/S/ PHILLIP J. MEEK	Director
Phillip J. Meek

/S/ WILLIAM L. TRUBECK	Director
William L. Trubeck

/S/ CARL W. VOGT	Director
Carl W. Vogt

EXHIBIT INDEX

Exhibit No.		Description
2.1	—	Agreement and Plan of Merger, dated as of February 27, 2005, by and among Yellow Roadway Corporation, Yankee II LLC and USF Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2005, Reg. No. 000-12255). Pursuant to Item 601(b)(2) of Regulation S-k, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

4.1	—	Certificate of Incorporation of Yellow Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—	Certificate of Amendment to the Certificate of Incorporation of Yellow Corporation changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, SEC File No. 333-111499).

4.3	—	Bylaws of Yellow Roadway Corporation (incorporated by reference to Exhibit 3.1 to Yellow Roadway Corporation’s Current Report on Form 8-K filed on April 25, 2005, Reg. No. 000-12255).

4.4	—	Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.5	—	Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.6	—	Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.7	—	Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.8	—	Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 ¼% Senior Notes due December 1, 2008 (incorporated by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.9	—	Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

4.10	—	Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

4.11	—	Yellow Corporation 2002 Stock Option and Share Award Plan incorporated by reference to Yellow Roadway Corporation’s Registration Statement on Form S-8, Registration No. 333-88268.

5.1*	—	Opinion of Daniel J. Churay, Senior Vice President, General Counsel and Secretary of Yellow Roadway Corporation, regarding the legality of the securities to be offered hereby.

23.1*	—	Consent of KPMG LLP, independent accountants for Yellow Roadway Corporation.

23.2*	—	Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3*	—	Consent of Daniel J. Churay (included in Exhibit 5.1)

24.1*	—	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.